Exhibit 23.2

Independent Auditors' Consent



We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the German American Bancorp Employees' Profit Sharing Plan of our report dated February 16, 1998, relating to the consolidated balance sheet of CSB Bancorp as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the two years then ended, appearing in German American Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998.


Gaither Rutherford & Co., LLP
June 29, 1999
Evansville, Indiana